Exhibit (m)(4)(b)

APPENDIX A

(to the Class A Shares

Service and Distribution Plan Under Rule 12b-1)

September 1, 2010

Forward Frontier Markets Fund

Forward Global Infrastructure Fund

Forward HITR Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Long/Short Credit Analysis Fund

Forward Legato Fund

Forward Real Estate Fund

Forward Select Income Fund

Forward Strategic Realty Fund

Forward Small Cap Equity Fund

Forward Tactical Growth Fund